EXHIBIT 10.19


                             AMENDMENT
                to Renewal Promissory Note dated May 1, 1998
            in the original principal amount of $3,714,305.88
                executed by FUTURE PETROLEUM CORPORATION,
                       a Utah corporation,
                   and payable to the order of
                ENCAP EQUITY 1994 LIMITED PARTNERSHIP

THIS AMENDMENT is attached to, made a part of, and amends that certain Renewal Promissory Note dated May 1, 1998 (the "Note") in the original principal amount of $3,714,305.88, executed by Future Petroleum Corporation, a Utah Corporation ("Future") and payable to the order of EnCap Equity 1994 Limited Partnership, a Texas limited partnership ("Lender").

The Note was issued in connection with and pursuant to (i) that certain Purchase and Sale Agreement dated November 25, 1997 between Future and Energy Capital Investment Company PLC, EnCap Equity 1994 Limited Partnership and Gecko Booty 1994 I Limited Partnership and (ii) that certain Purchase and Sale Agreement dated May 1, 1998 between Future and Energy Capital Investment Company PLC, EnCap Equity 1994 Limited Partnership and NCI Enterprises, Inc., each of which has been restated and superseded by that certain Note Restructuring Agreement of even date herewith among Future, Energy Capital Investment Company PLC and EnCap Equity 1994 Limited Partnership, as from time to time amended, supplemented or restated (the "Note Agreement").

Future and Lender hereby agree to amend the terms of the Note to provide that, notwithstanding the payment schedule specified in the Note, interest on, and the principal amount of, the Note, shall be due and payable as follows:

Interest only on the Note shall be due and payable quarterly as it accrues on the last business day of each quarter, beginning September 30, 1998 and continuing regularly thereafter until and including December 31, 2003, on which date all unpaid principal of and accrued interest on the Note shall be due and payable.

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Future and Lender hereby further agree that, notwithstanding anything in the Note or in the Note Agreement to the contrary, Future shall have the option, exercisable with respect to each of the first eight quarterly installments of interest due under the Note, not to pay any such quarterly installment of interest, in which event (a) such non-payment of interest shall not constitute a "Default" or "Event of Default," as such terms are defined in the Note Agreement, (ii) any such unpaid installment of interest shall not bear interest at the default rate set forth in the second paragraph of the Note and (iii) the amount of any unpaid installment of interest shall automatically be added to the principal amount of the Note, effective as of the date such unpaid installment of interest was due under the Note, and shall bear interest at the rate of interest set forth in the Note.

IN WITNESS WHEREOF, Future has caused this Amendment to be executed and delivered by an officer thereunto validly authorized, and Lender has accepted this Amendment and caused the same to be attached to and become a part of the Note.

Date: August 14, 1998     FUTURE PETROLEUM CORPORATION,
a Utah corporation


By: /s/ B. Carl Price
B. Carl Price, President

Accepted this 14th day of August, 1998

ENCAP EQUITY 1994 LIMITED PARTNERSHIP

By: ENCAP INVESTMENTS, L.C., General Partner

By: /s/ Gary R. Petersen
Gary R. Petersen, Managing Director
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